Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD EXPECTS ELEVATED INVENTORY LEVELS IN THE AG CHEMICAL DISTRIBUTION CHANNEL TO AFFECT FIRST QUARTER 2014 PERFORMANCE

Newport Beach, CA – April 10, 2014 – American Vanguard Corporation (NYSE:AVD) today announced that elevated channel inventories, arising primarily from weather conditions in the Midwestern United States, will affect its first quarter 2014 financial performance. Net sales for the first quarter of 2014 will be approximately 33% below those of the comparable period in 2013, and we anticipate reporting net earnings that range from break-even to a few cents per share for the quarter.

As was reported by the Company last December and reiterated again on February 27, 2014, persistent wet weather during the 2013 planting season resulted in reduced application of many crop protection inputs that are used at the time of planting – such as AMVAC’s granular soil insecticides. This surplus inventory in the distribution channel is gradually being drawn down as purchases are made for the present 2014 spring planting season. While the fundamental demand for our soil insecticide products remains solid, new orders have been slowed by this inventory overhang and planting delays caused by this year’s severe winter weather. We expect some purchases that would have ordinarily been made in the first quarter will be made during April & May, and as such will be reflected in our second quarter results.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “Our corn products have been key drivers for our growth over the past three years. Consequently, a shift in corn input purchasing patterns tends to have a disproportionate effect upon our overall financial performance. Many of our Ag Chem industry peers are experiencing reduced sales of their corn products due to this sluggish procurement pattern. However, based upon discussions with our customers, we consider this to be a temporary market condition and expect continued growth for our corn products once conditions normalize. We remain in close contact with our channel partners and stand ready to address the needs of the market throughout the new planting season.”

American Vanguard will conduct a conference call with analysts and investors to discuss current business conditions at 12:00 noon ET / 9:00 am PT, April 11, 2014. Interested parties may participate in the call by dialing 201-493-6744 -please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com